Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR AND MEDIA CONTACT: Pamela Marsh (626) 535-8465

INDYMAC ANNOUNCES PRO FORMA EPS OF $0.88; GAAP EPS OF $0.78

— Record Net Earnings and Second Highest EPS on Pro Forma Basis —

— Record Mortgage Production of $10.3 Billion Drives 123% Increase in Market Share —

— Board of Directors Increases Quarterly Cash Dividend to $0.34 —

PASADENA, Calif. – October 28, 2004 – IndyMac Bancorp, Inc. (NYSE: NDE) (“IndyMac” or the “Company”), the holding company for IndyMac Bank® F.S.B., today reported record pro forma net earnings of $56.4 million, or $0.88 per share, for the third quarter of 2004, compared with net earnings of $49.7 million, or $0.87 per share, in the third quarter of 2003. On a GAAP basis, IndyMac earned $49.7 million, or $0.78 per share, during the third quarter of 2004.

The difference between the pro forma and GAAP earnings during the third quarter is related to the implementation of SEC Staff Accounting Bulletin (SAB) No. 105 effective April 1, 2004 and purchase accounting adjustments related to the Company’s acquisition of Financial Freedom Holdings Inc. (“Financial Freedom”). There was no economic or business impact related to these two items. Pro forma earnings have been provided so that investors can evaluate IndyMac’s results on an accounting basis comparable to its historical performance. IndyMac has also filed its Form 10-Q for the third quarter with the Securities and Exchange Commission. The Form 10-Q is available on IndyMac’s Website at www.indymacbank.com.

Quarterly Cash Dividend

Based on IndyMac’s strong operating performance and financial position, including earnings, capital and liquidity, and its commitment to shareholder value, IndyMac’s Board of Directors declared a cash dividend of $0.34 per share. The cash dividend is payable December 9, 2004 to shareholders of record on November 10, 2004.

This dividend represents an increase of 70% year over year and IndyMac’s sixth consecutive quarterly dividend increase.

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Highlights of the Third Quarter

•	Record pro forma net revenues of $228.6 million, up 14% over the third quarter of 2003.

•	Record pro forma net earnings of $56.4 million, up 14% over the third quarter of 2003.

•	Record total assets of $16.1 billion, up 34% compared with total assets at September 30, 2003.

•	Record mortgage loan production of $10.3 billion, up 21% over the third quarter of 2003.

•	IndyMac’s mortgage market share of 1.59% is up 123% over the third quarter of 2003 based on the Mortgage Bankers Association (MBA) October 2004 Mortgage Finance Forecast.

•	IndyMac’s pipeline of mortgage loans in process totaled $6.4 billion at September 30, 2004, up 37% over the September 30, 2003 pipeline.

•	IndyMac’s servicing portfolio related to loans sold increased 45% to $44.5 billion at September 30, 2004 relative to September 30, 2003.

The financial measures reported in the first two bullets above are presented on a pro forma basis to provide the ability to compare the results to prior periods on a consistent accounting basis. For a reconciliation of these amounts to the GAAP results, please consult the table at the end of this press release.

“The results this quarter were very strong due to solid execution on our two key strategies: to use our thrift portfolio capabilities to generate increased earnings and to increase market share as the mortgage industry transitions to a more normal post-refinance boom level. These strategies are clearly working: earnings in our investing and HELOC activities (thrift portfolio) increased $29 million over the year ago quarter and more than offset the $25 million decline in our mortgage banking earnings, while mortgage production increased 21% to a record $10.3 billion, reflecting record mortgage market share of 1.59%. The bottom line result was record pro forma net earnings, up 14% over the year ago quarter. While the EPS growth is not at our long-term targeted rate of 15%, we are pleased with the results given that overall mortgage industry volumes were down 46% and industry profits were down 57% year over year,” commented Michael W. Perry, IndyMac’s Chairman and Chief Executive Officer. “While the market environment remains challenging, it is these periods that separate the strong market participants from the weaker or less focused participants and make us stronger. I am confident that our business model, our strategies and the ability of our employees to execute should continue to drive growth and provide solid long term returns to our investors,” continued Mr. Perry.

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“Given the market conditions we have seen this quarter and our execution, we are updating our outlook for the fourth quarter. We currently expect EPS in the fourth quarter to be approximately $0.90 per share on a pro forma basis and $0.86 per share on a GAAP basis, with a range of plus or minus ten percent. This would result in pro forma earnings for 2004 of $3.38 per share, or an increase over 2003 of approximately 12%, a very strong result given that industry volumes are expected to be down 30% year over year,” commented Mr. Perry. “Looking ahead to 2005, while forecasting continues to be difficult due to the significant changes taking place in the mortgage market and the uncertain economic environment, we currently expect EPS to be approximately $3.98 per share in 2005. This EPS forecast is considered our best estimation in light of current market expectations for interest rates and industry volumes in 2005. However, as margins remain volatile and highly unpredictable, our actual results could vary significantly from this forecast,” concluded Mr. Perry.

The 2004 earnings projection above is on a pro forma basis that excludes the impact to earnings and EPS for the change in industry accounting for rate locks pursuant to SAB No. 105 and the impact of purchase accounting adjustments related to the acquisition of Financial Freedom. On a GAAP basis, 2004 earnings per share are expected to be approximately $2.71 per share. A reconciliation of the GAAP and pro forma amounts is included in this release. The 2005 EPS reflects earnings on a GAAP basis, and does not attempt to incorporate any proposed changes in accounting that may be approved in the future.

Conference Call

On Thursday, October 28, 2004, at 11:00 A.M. EDT (8:00 A.M. PDT), Michael W. Perry, Chairman and Chief Executive Officer, will host a live Webcast and conference call to discuss the results of the third quarter in greater detail, followed by a question and answer session. A slide presentation will accompany the Webcast/conference call and can be accessed along with IndyMac’s Form 10-Q via IndyMac Bank’s home page at www.indymacbank.com.

If you would like to participate:

•	Internet Webcast access is available at: www.indymacbank.com

•	The telephone dial-in number is (800) 946-0782, access code # 881663; and

•	The replay number is (888) 203-1112, access code # 881663

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To participate on the call, please dial in 15 minutes prior to the scheduled start time. The conference call will be replayed continuously beginning two hours after the call on October 28th through November 4th and will be available on IndyMac’s Website at www.indymacbank.com.

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IndyMac Bancorp, Inc. is the holding company for IndyMac Bank, the largest savings and loan in Los Angeles and the ninth largest nationwide (based on assets). Through its hybrid thrift/mortgage banking business model, IndyMac is in the business of designing, manufacturing, and distributing cost-efficient financing for the acquisition, development and improvement of single-family homes. IndyMac also provides financing secured by single-family homes to facilitate consumers’ personal financial goals and strategically invests in single-family mortgage-related assets.

IndyMac utilizes its award-winning e-MITS® technology platform to facilitate automated underwriting, risk-based pricing and rate lock of home loans on a nationwide basis via the Internet at the point of sale. IndyMac provides mortgage products and services through various mortgage banking divisions and invests in certain of its mortgage loan production and mortgage servicing for long-term returns. IndyMac’s mortgage Website is ranked the number one overall mortgage Website by Watchfire® GomezPro™, an Internet quality measurement firm, a position it has held for eight of nine measurement periods since Fall 2000.

IndyMac Bank also offers a wide array of Web-enhanced banking services, including deposits, competitive CD and money market accounts, and online bill payment services. IndyMac Bank is FDIC insured.

IndyMac’s total annualized return to shareholders of 24% for the period 1993 through September 30, 2004, under its current management team, has exceeded the comparable returns of 12% and 10% for the Dow Jones Industrial Average and S&P 500, respectively, for the same period.

For more information about IndyMac and its affiliates, or to subscribe to the Company’s Email Alert feature for notification on Company news and events, please visit our Website at www.indymacbank.com.

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FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “believe,” “estimate, “ “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including the effect of economic and market conditions; the level and volatility of interest rates; the Company’s hedging strategies, hedge effectiveness and asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of IndyMac; credit risks with respect to our loans and other financial assets; the impact of changes in financial accounting standards; the actions undertaken by both current and potential new competitors; the availability of funds from IndyMac’s lenders and from loan sales and securitizations, to fund mortgage loan originations and portfolio investments; the execution of IndyMac’s growth plans and ability to gain market share in a significant market transition; the effective integration of Financial Freedom into the operations of IndyMac; the impact of current, pending or future legislation, regulations or litigation; and other risk factors described in the reports that IndyMac files with the Securities and Exchange Commission, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K.

While all of the above items are important, the highlighted items represent those that, in management’s view, merit increased focus given current conditions.

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The following table provides a reconciliation of IndyMac’s results on both a GAAP basis (including the new accounting for rate locks established by SAB No. 105, which became effective on April 1, 2004 and the adjustments related to the acquisition of Financial Freedom to effectively mark their assets to market) and on a pro forma basis excluding these accounting items. This table is provided to assist investors with an evaluation of the Company’s results in comparison to prior periods.

Reconciliation of GAAP and Pro Forma Items

								% change	% change
								Q3 04	Q3 04
			Q3 04		SAB	Q2 04		GAAP	Pro Forma
($ in millions, except	Q3 04		Pro	Q2 04	105	Pro		over	over
r share amounts)	GAAP	Adj.(1)	Forma	GAAP	Adj. (1)	Forma	Q3 03	Q3 03	Q3 03
Net interest income after provision for loan losses	$99		$99	$104	$—	$104	$76	30%	30%
Gain on sale of loans	98	11	109	66	52	118	121	-19%	-10%
Other income (loss)	21		21	(11)	—	(11)	3	567%	567%

Net revenues	218	11	229	159	52	211	200	9%	14%
Operating expenses	135		135	121	—	121	118	14%	14%
Income taxes	33	5	38	15	20	35	32	0%	16%

Net earnings	$50	$6	$56	$23	$32	$55	$50	0%	12%

Basic earnings per share	$0.81	$0.11	$0.92	$0.39	$0.55	$0.94	$0.90	-10%	2%
Diluted earnings per share	$0.78	$0.10	$0.88	$0.38	$0.52	$0.90	$0.87	-10%	1%
ROE	16.4%		18.5%	8.1%		19.5%	20.3%	-19%	-9%

(1)	The adjustments in the table above are related to the Company’s adoption of SAB No. 105 and the effect on current income related to the GAAP purchase accounting for Financial Freedom as follows:

SAB No. 105

IndyMac adopted SAB No. 105 which changed the accounting for ratelocks during the second quarter of this year and resulted in an adjustment to IndyMac’s GAAP earnings of $52 million before tax. While the substantial impact of SAB No. 105 was reflected in the second quarter, there were loans that were either rate locked or funded prior to the April 1, 2004 implementation date and not sold during the second quarter. These loans continue to carry a higher basis pursuant to the previous accounting rules.

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As a result, when these loans were sold in the third quarter, their corresponding gain on a GAAP basis was $5 million lower than would otherwise be recognized if they did not have the higher basis. There continue to be a small number of such higher basis loans remaining at September 30 and IndyMac will report the gain on these loans on a pro forma basis in the fourth quarter. The expected adjustment in the fourth quarter is approximately $2 million.

Financial Freedom

Under GAAP, the pipeline of loans in process and loans acquired in connection with Financial Freedom are required to be recorded at fair value. As a result, the loans acquired from Financial Freedom and the loans funded from the initial application pipeline carry a higher basis. When Financial Freedom then sold these loans during the third quarter, no income was recognized. However, absent these purchase accounting adjustments that increased the basis in the loans, Financial Freedom earned $0.05 per share, which is reflective of an operating run rate for this entity and should be used to evaluate IndyMac’s performance. There will also be a similar pro forma adjustment of approximately $2 million related to this issue in the fourth quarter of this year as not all of these higher basis loans were sold during the third quarter.

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